EXHIBIT 99.1

February 17, 2004

National Financial Partners Announces Record Fourth Quarter

and Full Year 2003 Financial Results

Company’s Board of Directors Declares $0.10 Per Share Quarterly Cash Dividend

Highlights:

•	Revenue up 31% in the quarter and 33% for the full year

•	“Same store” revenue growth of 13.7% for the full year

•	Net income more than doubled to $9.7 million in the quarter and $23.5 million for the full year

•	Net income per diluted share grew 80% to $0.27 in the quarter and grew 85% to $0.74 for the full year

•	Cash earnings up 73% to $15.7 million in the quarter; up 83% to $54.6 million for the full year

•	Cash earnings per diluted share up 42% to $0.44 in the quarter; up 65% to $1.72 for the full year

•	Gross margin as a percentage of revenues was 23.6% in the quarter and 22.6% for the full year

NEW YORK, NY – National Financial Partners Corp. (NYSE: NFP) today reported a 31% increase in revenues to $143.4 million for the fourth quarter of 2003. Net income increased to $9.7 million, or $0.27 per diluted share, in the fourth quarter of 2003, from $4.3 million, or $0.15 per diluted share, in the fourth quarter of 2002. Cash earnings increased 73% to $15.7 million, from $9.1 million in the prior year period. Cash earnings per diluted share (“Cash EPS”) was $0.44, up 42% from $0.31 in the fourth quarter of 2002. The Company defines cash earnings as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. A full reconciliation of net income to cash earnings is provided in the attached tables.

For the full year 2003, revenues grew 33% to $479.6 million. Net income more than doubled to $23.5 million and net income per diluted share increased 85% to $0.74 in 2003. Cash earnings grew 83% to $54.6 million and Cash EPS grew 65% to $1.72 during 2003.

“2003 was a momentous year for NFP,” said Jessica Bibliowicz, Chairman and Chief Executive Officer. “We prepared for and completed our initial public offering and, at the same time, continued to strengthen our position as a leading independent financial services distribution company. Additionally, we expanded our distribution footprint by acquiring 24 high-quality firms and providing them access to a broad array of products, services and resources to enhance their growth.”

Ms. Bibliowicz continued, “The Company is well-positioned for continued growth in 2004 and beyond. Our diverse and very talented firms continued to deliver strong results, with ‘same store’ revenue growth of 13.7% in 2003. In addition, we have acquired five new firms with outstanding management teams since January 1st and our acquisition pipeline remains healthy. With continuing economic improvement and a strong platform for growth, we are confident that we can continue to deliver returns to our stockholders.”

During the quarter, the Company reclassified $0.5 million, or $0.02 per share, and $0.9 million, or $0.03 per share, of firm operating expenses to depreciation expense for the fourth quarter of 2002 and full year 2002, respectively. This had no impact on GAAP net income, but did result in a corresponding increase in gross margin, cash earnings and Cash EPS for the affected periods.

Fourth Quarter Results

Revenue growth of 31% to $143.4 million was driven primarily by:

•	Strong demand for life insurance and estate planning products, particularly universal life insurance;

•	Higher sales and strong recurring revenues in the employee benefits market;

•	Improvement in overall equity market conditions, which helped increase assets under management and revitalize demand for fee-based planning and investment advisory services; and

•	Incremental revenue of $16.3 million from acquisitions.

Net income was $9.7 million, or $0.27 per diluted share, up from $4.3 million, or $0.15 per diluted share in the year-ago period. Cash earnings were $15.7 million, up 73% from $9.1 million in the fourth quarter of 2002. Cash EPS was $0.44, up 42% from $0.31 in the fourth quarter of 2002. Growth in net income and cash earnings was driven primarily by strong “same store” revenue growth, acquisitions, margin expansion and a reduction in option compensation expense.

Net income per share and Cash EPS grew at a slightly slower rate than net income and cash earnings due to a 21% increase in diluted shares outstanding, from 29.4 million shares in the fourth quarter of 2002 to 35.4 million shares in the current year period. The increase in diluted shares resulted primarily from acquisition-related share issuances, option grants and the Company’s September 2003 initial public offering of its common stock.

Gross margin as a percentage of revenues for the three months ended December 31, 2003 was 23.6%, up from 19.0% in the comparable 2002 period. Gross margin increased after taking into account $2.3 million of accrued management fees for anticipated payments related to ongoing incentive programs, an increase from $0.8 million in the prior year quarter. These programs reward principals of acquired firms for achieving certain rates of earnings growth measured in successive three-year periods after their initial three-year incentive and contingent consideration period. The current period accrual is an indication of overall continued strong earnings growth of firms that have completed their initial three-year period.

Gross margin before management fees as a percentage of revenues, which the Company believes better reflects the operating margin at the producing firm level, was 46.3% for the fourth quarter 2003, up from 43.3% in the year-ago period.

General and administrative expenses (“G&A”) increased from $5.2 million in the fourth quarter of 2002 to $7.9 million in the current year period. The increase in G&A was driven by certain costs associated with operating as a public company, including directors and officers liability insurance and investor relations and shareholder services, as well as an increase in accrued incentive compensation versus the year-ago period.

During the fourth quarter of 2003, the Company incurred $0.2 million in option compensation expense versus $2.9 million incurred in the fourth quarter of 2002. A substantial portion of the 2002 option compensation was related to option incentive programs for principals of some of the Company’s earliest acquisitions. These programs were largely completed during 2002.

Loss on sale of subsidiaries totaled $0.7 million in the fourth quarter of 2003. The loss related to the disposition of the assets of two of the Company’s previously acquired firms.

Depreciation expense in the fourth quarter was $1.7 million, up from $0.8 million in the prior year period. Higher depreciation in the current period resulted from an increase in the number of owned firms and a higher level of capital expenditures. As the Company continues to acquire firms, the Company’s depreciable assets increase correspondingly.

Start-up, acquisition bonus and other expenses were less than $0.1 million in the fourth quarter of 2003 versus ($1.4) million in the fourth quarter of 2002. The year-ago period reflected a reduction of accrued expenses for acquisition bonuses.

Income tax expense as a percentage of pre-tax income was 49% for the fourth quarter of 2003 versus 53% in the prior year period.

Full Year Results

Revenue growth of 33% to $479.6 million was driven primarily by the aforementioned factors that impacted the fourth quarter of 2003, including $61.3 million of incremental revenue from acquisitions.

Net income in 2003 was $23.5 million, or $0.74 per diluted share, compared with $11.6 million, or $0.40 per diluted share in 2002. Cash earnings were $54.6 million in 2003, up 83% from $29.8 million in 2002. Cash EPS was $1.72 in 2003, up 65% from $1.04 in 2002. Growth in net income and cash earnings was driven primarily by strong “same store” revenue growth, acquisitions, margin expansion and a reduction in option compensation expense. Net income per share and Cash EPS grew at a slightly slower rate than net income and cash earnings due to a 10% increase in diluted shares outstanding. The increase in diluted shares resulted from acquisition-related share issuances, option grants and the Company’s September 2003 initial public offering of its common stock.

Gross margin as a percentage of revenues in 2003 was 22.6%, up from 20.9% in 2002. Gross margin increased after taking into account $2.4 million in accrued management fees for anticipated payments related to ongoing incentive plans, an increase from $0.8 million in 2002. This increase in accrued management fees in 2003 indicates overall continued strong earnings growth of firms that have completed their initial three-year period.

Gross margin before management fees as a percentage of revenues, which better reflects the operating margin at the producing firm level, was 42.2% in 2003, up from 39.1% in 2002.

G&A was $24.4 million in 2003, up from $21.4 million in 2002. The increase in G&A was driven primarily by costs associated with transitioning to and operating as a public company, as well as higher accrued incentive compensation.

For the full year 2003, option compensation totaled $0.2 million, down from $9.9 million in 2002. A substantial portion of the 2002 option compensation was related to the aforementioned option incentive programs offered to principals of some of the Company’s earliest acquisitions. These programs were largely completed during 2002.

Loss on sale of subsidiaries totaled $1.8 million for the full year 2003, up from $0.3 million in 2002. The 2003 losses related to the disposition of the assets of three of the Company’s previously acquired firms.

Amortization of intangible assets was $16.5 million in 2003, up from $13.3 million in 2002. The $3.2 million increase was attributable to a 13% increase in net intangible assets resulting primarily from acquisitions consummated during 2003.

Depreciation expense was $4.7 million in 2003, up from $3.1 million in the prior year. Higher depreciation in the current period resulted from an increase in the number of owned firms and a higher level of capital expenditures.

Impairment of goodwill and intangible assets totaled $9.9 million in 2003, up from $1.8 million in 2002. The impairment incurred during 2003 related to five firms, all of which was recognized during the second quarter.

The effective corporate tax rate for the full year 2003 was 50% compared with 53% in 2002.

Acquisitions

Fourth Quarter 2003: Consistent with the Company’s comments during the third quarter 2003 earnings conference call that very few of the Company’s acquisitions close in the final months of a calendar year, no acquisitions were consummated during the fourth quarter of 2003.

Full Year 2003: The Company acquired 24 firms with aggregate base earnings of $14.2 million. The term base earnings represents the cumulative preferred portion of the pre-tax earnings before owners’ compensation of acquired firms that the Company capitalizes at the time of acquisition. The Company paid $76.1 million in aggregate consideration for the acquired firms in a combination of cash (approximately 69%) and stock (approximately 31%).

January 1, 2004 through February 17, 2004: The Company acquired five firms with aggregate base earnings of $10.1 million. The five firms, in aggregate, generated revenues of approximately $49 million in 2003. The Company agreed to pay the aggregate acquisition consideration in a combination of $33.2 million in cash and the anticipated issuance of approximately 810,000 shares of common stock.

Cash Dividend on Common Stock

NFP’s board of directors declared the Company’s second consecutive quarterly cash dividend of $0.10 per common share. The dividend will be payable on April 7, 2004 to stockholders of record at the close of business on March 17, 2004.

Earnings Conference Call

The Company will conduct its fourth quarter and full year 2003 earnings conference call and audio webcast on Wednesday, February 18, 2004, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and Internet. To access the call, dial (973) 582-2732 (mention the

“National Financial Partners earnings conference call”). To listen to the conference call over the Internet, visit www.nfp.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site approximately ten minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet for a period of approximately 90 days. To listen to a replay of the conference call via telephone, dial (973) 341-3080. The access code for the replay is 4429657. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

Quarterly Financial Supplement

A copy of the Company’s quarterly financial supplement, which provides additional financial data, is available on the Investor Relations section of NFP’s Web site at www.nfp.com.

Reconciliation of Non-GAAP Measures

The Company analyzes its performance using non-GAAP measures called cash earnings and cash earnings per diluted share. Cash earnings is defined as net income, excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. Cash earnings per diluted share is calculated by dividing cash earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. The Company also uses non-GAAP measures called gross margin before management fees and gross margin before management fees as a percentage of revenues. National Financial Partners believes these non-GAAP measures provide additional information that could be meaningful in evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under GAAP. Cash earnings and cash earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively. Gross margin before management fees and gross margin before management fees as a percentage of revenues should not be viewed as substitutes for GAAP gross margin and GAAP gross margin as a percentage of revenues, respectively. A full reconciliation of net income to cash earnings and gross margin to gross margin before management fees is provided in the attached tables as well as the Company’s quarterly financial supplement, which is available on the Investor Relations section of NFP’s Web site at www.nfp.com.

About National Financial Partners Corp.

Founded in 1998, NFP is a leading independent distributor of financial services products to high net worth individuals and growing entrepreneurial companies. NFP is headquartered in New York and operates a national distribution network with over 1,300 producers in 40 states and Puerto Rico consisting of over 130 owned firms and over 175 affiliated third-party distributors.

Forward-Looking Statements

This press release of National Financial Partners Corp. (“NFP”) contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. NFP cautions readers that statements relating to its operations are based on management’s current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond NFP’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release. For more details on factors that could affect expectations, please see NFP’s filings with the Securities and Exchange Commission, including its registration statement on Form S-1. Unless legally required, NFP undertakes no obligation to revise or update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: National Financial Partners Corp.

Contacts:

Investor Relations:	Media Relations:
John Nadel	Elliot Holtz
National Financial Partners	National Financial Partners
ir@nfp.com	communications@nfp.com
212-301-4084	212-301-4060

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Unaudited (Dollars and shares outstanding in thousands)

	For the Three Months Ended		For the Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Revenue:
Commissions and fees	$143,413	$109,585	$479,577	$361,071
Cost of Services:
Commissions and fees	34,902	31,293	126,776	104,747
Operating expenses	42,172	30,863	150,280	115,286
Management fees	32,445	26,600	94,372	65,602

Total cost of services	109,519	88,756	371,428	285,635

Gross margin	33,894	20,829	108,149	75,436

Corporate and other expenses:
General and administrative	7,854	5,154	24,439	21,423
Option compensation	154	2,882	199	9,866
Amortization of intangibles	4,260	3,931	16,461	13,321
Impairment of goodwill and intangible assets	—	—	9,932	1,822
Depreciation	1,688	831	4,748	3,106
Start-up, acquisition bonus and other	32	(1,379)	1,823	(747)
Loss on sale of subsidiaries	716	10	1,754	339

Total corporate and other expenses	14,704	11,429	59,356	49,130

Income from operations	19,190	9,400	48,793	26,306
Net interest and other	(108)	(198)	(1,954)	(1,576)

Income before income taxes	19,082	9,202	46,839	24,730
Income tax expense	9,351	4,907	23,338	13,137

Net income	$9,731	$4,295	$23,501	$11,593

Earnings per share:
Basic	$0.30	$0.16	$0.81	$0.45

Diluted	$0.27	$0.15	$0.74	$0.40

Weighted average shares outstanding:
Basic	32,258	26,354	29,021	25,764

Diluted	35,391	29,366	31,725	28,775

CALCULATION OF GROSS MARGIN

Unaudited (Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Total revenue	$143,413	$109,585	$479,577	$361,071
Cost of services (excludes management fees):
Commissions and fees	34,902	31,293	126,776	104,747
Operating expenses	42,172	30,863	150,280	115,286

Gross margin before management fees	66,339	47,429	202,521	141,038
Management fees	32,445	26,600	94,372	65,602

Gross margin	$33,894	$20,829	$108,149	$75,436

Gross margin as percentage of total revenue	23.6%	19.0%	22.6%	20.9%
Gross margin before management fees as percentage of total revenue	46.3%	43.3%	42.2%	39.1%
Management fees, as a percentage of gross margin before management fees	48.9%	56.1%	46.6%	46.5%

RECONCILIATION OF NET INCOME TO CASH EARNINGS Unaudited (Dollars in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
GAAP Net Income	$9,731	$4,295	$23,501	$11,593
Amortization of intangibles	4,260	3,931	16,461	13,321
Depreciation	1,688	831	4,748	3,106
Impairment of goodwill and intangible assets	—	—	9,932	1,822

Cash Earnings	$15,679	$9,057	$54,642	$29,842
GAAP Net Income per share - diluted	$0.27	$0.15	$0.74	$0.40
Amortization of intangibles	0.12	0.13	0.52	0.47
Depreciation	0.05	0.03	0.15	0.11
Impairment of goodwill and intangible assets	—	—	0.31	0.06

Cash Earnings per share - diluted	$0.44	$0.31	$1.72	$1.04

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

Unaudited (Dollars in thousands)

	At
	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$71,244	$31,814
Securities purchased under resale agreements in premium trust accounts	41,317	25,637
Current receivables	50,137	38,613
Other current assets	14,172	5,216

Total current assets	176,870	101,280
Intangibles, net	232,665	205,101
Goodwill, net	218,002	184,507
Deferred tax assets	21,802	25,970
Other non-current assets	22,216	24,388

Total assets	$671,555	$541,246

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$39,597	$25,087
Bank loan	—	39,450
Other current liabilities	76,443	52,045

Total current liabilities	116,040	116,582
Deferred tax liabilities	81,278	79,498
Accrued option expense	—	49,736
Other non-current liabilities	8,965	7,331

Total liabilities	206,283	253,147
STOCKHOLDERS’ EQUITY
Common stock at par value	3,313	2,731
Additional paid-in capital	476,633	312,432
Retained earnings (deficit)	4,159	(16,207)
Treasury stock	(18,833)	(10,857)

Total stockholders’ equity	465,272	288,099

Total liabilities and stockholders’ equity	$671,555	$541,246